59421_2/28650.00010

                                                                Exhibit 5.1

May 26, 2000



Ennis Business Forms, Inc.
1510 N. Hampton
DeSoto, Texas 75115


Gentlemen:

     Reference is made to the Registration Statement on Form S-8 to be filed contemporaneously herewith under the Securities Act of 1933 by Ennis Business Forms, Inc. (the "registrant") relating to 300,000 shares ("Shares") of Common Stock, par value $2.50 per share ("Common Stock") of the Registrant to be issued from time to time under the Ennis Business Forms, Inc. 401(k) Plan (the "Plan").

     The undersigned has examined the originals, certified copies or copies otherwise identified to his satisfaction as being true copies of the Plan and such other documents as the undersigned has deemed necessary or appropriate for purposes of this opinion. Based on the foregoing, the undersigned is of the opinion that the Shares to be issued under the Plan, when issued under the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.

     The undersigned hereby consents to the filing of this opinion as an exhibit to the Registration Statement.

                                   Sincerely,


                                   Wolin, Ridley & Miller, L.L.P.